UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

December 10, 2020

Date of Report (Date of earliest event reported)

GLOBAL INDEMNITY GROUP, LLC

(Exact name of registrant as specified in its charter)

Delaware	001-34809	85-2619578
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Three Bala Plaza East, Suite 300 Bala Cynwyd, PA	19004
(Address of principal executive offices)	(Zip Code)

(610) 664-1500

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Class A Common Shares, no par value	GBLI	NASDAQ Global Select Market
7.875% Subordinated Notes due 2047	GBLIL	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 10, 2020, Global Indemnity Group, LLC (the “Company”) and Cynthia Y. Valko, the Company’s Chief Executive Officer, entered into a fourth, three-year Chief Executive Agreement (the “Chief Executive Agreement”).

The Chief Executive Agreement, which will run from January 1, 2021 through December 31, 2023, provides for an annual base salary of $900,000 (“Base Salary”) and an annual cash bonus opportunity of $875,000 to $1,400,000 (the “Cash Bonus Opportunity”). $675,000 to $1,200,000 of the Cash Bonus Opportunity is based on the achievement of certain underwriting results for each calendar year of the Chief Executive Agreement as determined by the Company’s Board of Directors (“Board”) and is subject to a true-up. $200,000 of the Cash Bonus Opportunity is based on an assessment by the Company’s Compensation Committee of the Board of Ms. Valko’s performance during each calendar year of the Chief Executive Agreement in respect of certain Board objectives as the Board may determine from time to time.

Should Ms. Valko desire to dispose of her Company A Common Shares (“Shares”), including Shares acquired pursuant to an exercise of vested stock options, she must follow the notification and approval procedures in the Chief Executive Agreement.

The Chief Executive Agreement grants Ms. Valko 300,000 options (“Tranche 4 Options”) to buy Shares, which are in addition to the 900,000 stock options previously granted by the Company to Ms. Valko. 100,000 of the Tranche 4 Options shall have an exercise price equal to the greater of the book value per share of the Company’s Shares on December 31, 2020 and the closing per-share price of the Company’s shares on the last NASDAQ trading day prior to the effective date of the Chief Executive Agreement (“Tranche 4-I Options”). 100,000 of the Tranche 4 Options shall have an exercise price equal to the exercise price of the Tranche 4-I Options, plus $3.09 (“Tranche 4-II Options”). 100,000 of the Tranche 4 Options shall have an exercise price equal to the exercise price of the Tranche 4-II Options, plus $3.33 (“Tranche 4-III Options”). Tranche 4-I Options vest on the earlier of April 1, 2022 or the date a party that is not affiliated with Fox Paine & Company, LLC or Saul Fox acquires 50% or more of the Company’s voting shares (“Change in Control”). Tranche 4-II Options vest on the earlier of April 1, 2023 or a Change in Control. Tranche 4-III Options vest on the earlier of April 1, 2024 or a Change in Control. Vesting is contingent upon Ms. Valko being a Company employee in good standing as of the applicable vesting date. Tranche 4 Options may only be exercised if vested. Tranche 4 Options are subject to the terms of the Company’s stock option plans and ancillary agreements.

Ms. Valko will also be granted fully vested and exercisable options to acquire 300,000 Shares (“Tranche 5 Options”) on September 20, 2021, regardless of whether Ms. Valko is employed by the Company on such date. Tranche 5 Options shall have an exercise price equal to the greater of $17.87 and the closing per-share price of the Shares on the date of grant. Tranche 5 Options are subject to the terms of the Company’s stock option plans and ancillary agreements.

The Company may terminate Ms. Valko’s employment at any time for any reason. In the event of Ms. Valko’s termination by the Company without “cause” (as defined in the Chief Executive Agreement), Ms. Valko shall be eligible for payment of a prorated portion of the Cash Bonus Opportunity with respect to the year of termination and to receive as severance an aggregate amount equal to the lesser of (i) one month of Base Salary for each 12 months of employment and (ii) the Base Salary otherwise payable between the termination date and December 31, 2023 (such Base Salary payments, the “Severance Amount”). Payment of the Severance Amount is contingent upon compliance with the terms in the Chief Executive Agreement, including Ms. Valko’s execution of and not revoking a general release of claims in favor of the Company.

The foregoing description of the Chief Executive Agreement does not purport to be complete and is subject to and qualified in its entirety by reference to the Chief Executive Agreement with Cynthia Valko which is filed as Exhibit 10.1 to this Form 8-K and is incorporated herein by reference.

Item 9.01	Other Events

(d) Exhibits

Exhibit No.	Description

10.1	Chief Executive Agreement with Cynthia Y. Valko effective January 1, 2021.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Global Indemnity Group, LLC

December 14, 2020	By:	/s/ Thomas M. McGeehan
	Name:	Thomas M. McGeehan
	Title:	Chief Financial Officer